ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number
	20100911694-23
	Filing Date and Time
Ross Miller	12/08/2010 10:24 AM
Secretary of State	Entity Number
State of Nevada	E0284282010-0

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

SEVEN ARTS ENTERTAINMENT INC.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE III: AUTHORIZED STOCK

The aggregate number of shares is 50,000,000 shares of stock at $0.01 per value.

Rights and Restrictions of Stock: The Board of Directors shall be vested with the authority to divide the authorized shares of the stock into classes or series or both; to determine the number of shares in each class and/or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of any such class or series of stock. Such voting powers, designations, preferences, limitations, restrictions and relative rights of any such class or series of stock shall be expressed in a resolution or resolutions adopted by the Board and if required by law, ...CONTINUED TO NEXT PAGE

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CONTINUATION PAGE TO CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF

SEVEN ARTS ENTERTAINMENT, INC.

Article III: Authorized Stock continuation

...a certificate of designation or other appropriate document shall be filed with the Secretary of State or other appropriate governmental entity.

Addition of Article

ARTICLE VIII
ACQUISITION OF CONTROLLING INTEREST

Pursuant to Nevada Revised Statutes Section 78.378(1), the corporation elects not to be governed by the provisions of Nevada state law applicable to the acquisition of a controlling interest in the stock of the corporation, as set forth in Nevada Revised Statutes Sections 78.378 to 78.3793.

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